Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors,

Erytech Pharma S.A.

We consent to the incorporation by reference in the registration statement (no. 333-222673) on Form S-8 of Erytech Pharma S.A. of our report dated April 23, 2018, with respect to the consolidated statements of financial position of Erytech Pharma S.A. and its subsidiary as of December 31, 2017 2016 and 2015, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Annual Report on Form 20-F of Erytech Pharma S.A for the year ended December 31, 2017.

Lyon, April 24, 2018 KPMG Audit Département de KPMG S.A.

/s/ Sara Righenzi de Villers
Sara Righenzi de Villers Partner